Long-Term Supply Agreement

between

Bayerische Motoren Werke Aktiengesellschaft

80788 München

Deutschland

- hereinafter referred to as "**BMW**" -

and

Leatt Corporation
50 Kiepersol Cresent,
Atlas Gardens, Contermanskloof
Durbanville, 7550, Cape Town
RSA

- hereinafter referred to as "**Contractor**" –

1. Subject Matter of the Agreement and Preconditions

1.1 The subject matter of this Agreement is the production and supply of the product set out below and the spare parts pertaining thereto set out in **Annex 1**:

" BMW Motorrad Neckbrace STX (Street Version)"
(hereinafter referred to as "**Product**").

1.2 This Agreement has framework character. The individual supply contracts shall be concluded between the parties in accordance with the terms and conditions of this Agreement on the basis of BMW purchase orders.

This Agreement shall apply with effect from the date of commencement set out in Section 10.1 for all BMW purchase orders relating to the Product more particularly described in Section 1.1.

2. Series Production and Delivery

2.1 BMW shall purchase a percentage of 80 % of the supplies required for series production and spare parts of the Product over the entire term of the Agreement from the Contractor, provided however that the Contractor remains competitive as a supplier in terms of quality, price and ability to deliver and provided that the workmanship of the Product is always in accordance with the latest state of the art. BMW shall issue purchase orders in accordance with this Agreement, which state – amongst other things - the Product, its price, the terms of payment, the place of delivery and the applicable trade terms (hereinafter referred to as "**Purchase Orders**").

The Contractor warrants a production and supply capacity in 1-shift operations of 15 units (i.e. number of Neckbraces referred to as "**Units**") per working day.

The above numbers of units refer exclusively to the Contractor's production and supply capacities and in particular do not give rise to any obligation on the part of BMW to purchase any corresponding volumes.

The Contractor shall supply the Product pursuant to the agreed delivery concept (Section 5) such that the Product can be used by BMW in its series production without requiring any receiving inspection. It is mutually agreed that BMW shall dispense with any incoming goods inspection.

2.2 The Contractor undertakes to inform BMW of any intended changes in the process, which could have an impact on quality (e.g. organisation, procedures, production process, logistics, and sub-contractors) and to do so in writing and in good time before being realized; the procedure must be documented.

The Contractor is under a duty to inform BMW in writing and in advance if any subcontracts are awarded to third parties. BMW shall be entitled to oppose the award of any subcontracts if there is good cause in the person of the third party to be commissioned.

In the event of any subcontracting the Contractor is under a duty to carefully select and supervise the third party and to appropriately integrate him in the information and work processes. In any event the commissioning of a third party leaves the Contractor's direct legal responsibility towards BMW unaffected.

2.3 When supplying BMW the Contractor must comply with the BMW Group's Packaging Manual, which the Contractor can inspect under the internet trail: https://b2b.bmw.com ⇨ Public Area ⇨ Departments ⇨ Logistics ⇨ Packaging.

SM

2.4 Changes

BMW can at any time demand changes and additions to the Product as it sees fit and having due regard for the interests of the Contractor (hereinafter referred to as "**Changes**"). The Contractor is under a duty to suggest Changes to BMW, which it considers necessary or expedient in view of revised statutory or other mandatory provisions or for other reasons.

If a Change entails an increase or reduction in cost and/or affects delivery dates, the Contractor shall be under a duty to point this out at the same time as its suggested Change or without undue delay following receipt of BMW's Change request and to submit a corresponding revised tender. The Change shall be made on the basis of a written agreement stipulating the remuneration for the additional costs, or the allowance for the reduced costs, as well as the changed delivery dates as the case may be. The Contractor warrants to BMW that it will assist with the introduction of measures to cut the cost of parts to compensate for any additional costs caused by any Changes.

Changes must be documented in a form to be stipulated by BMW. The agreed documentation is the form "Design Change Documentation" in the updated version (Status 12/2010) **Annex 2.** This form has to be forwarded to the purchasing department.

3. Series Price

3.1 The agreed series price at the 2012/2013 price level is USD 177 per piece and for a batch of 650 units.

The series price shall also apply to Products purchased by BMW before start of production ("**SOP**") provided that said Products are manufactured on series tools.

To the extent that numbers of pieces have been stated in calculating the remuneration, said numbers of pieces serve only as a basis for planning and calculation and in particular do not give rise to any purchase obligation on the part of BMW.

3.2 The contractor agrees with BMW an efficiency declaration so called "Bonus-Agreement".

4. Tooling Costs

No tooling costs are provided for this project.

5. Logistics

The Contractor shall support BMW with the logistical integration of its deliveries and in so doing shall take into consideration all aspects concerning the flow of information and materials, in particular the frequency and condition of deliveries, freight handling as well as freight containers, packaging, disposal and handling of empties as well as the information processing connection to BMW's series production.

For this purpose the Contractor shall enter into a written agreement on the delivery concept with BMW's Logistics and Quality Departments by no later than 01.05.2012 .

The Contractor shall be under a duty to further update its logistics systems in agreement with BMW and to adjust them to new requirements.

6. Spare Parts

The Contractor undertakes to supply BMW with spare parts until five (5) years after series delivery by the Contractor has been discontinued. In view of this the Contractor shall enter into appropriate contractual arrangements with its subcontractors.

BMW and BMW's affiliated companies (§ 15 German Stock Corporation Act *(AktG)*) shall also be entitled to procure spare parts directly from the Contractor's subcontractors or other third parties.

During the term of this Agreement the price for the Product used as a spare part shall be determined according to the spare part prices agreed in Section 3. For the time following the discontinuance of series delivery by the Contractor, the price for spare parts shall be a maximum of 110 % of the spare part price that last applied.

7. Quality, Responsibility for the System

The Contractor undertakes to inform BMW without undue delay if it becomes aware of any indication of a quality problem emerging.

Field defects may not exceed the following ppm values (parts per million) within a period of 24 months following Neck Brace production:

Production year	ppm
SOP until EOP	1000

Insofar as lower ppm values have been stipulated in any contractually agreed specifications said lower values shall apply.

Insofar as the Contractor (also) uses third parties (subcontractors) in the production of the Product to be delivered, the Contractor must ensure through contractual agreements that the quality requirements are complied with by them.

Claims by BMW for defects *("Sachmängel")* or product liability claims shall remain unaffected by this Section 7.

8. Defects *("Sachmängel")*

The Contractor warrants that the Product supplied by it is free from defects in accordance with the Warranty Agreement of 01.11.2005 taking into account all agreements on changes.

Compliance with any testing requirements and any releases issued by BMW do not release the Contractor from the obligation of delivering a Product, which is free from defects.

9. Means of Production

No toolings are provided for this project.

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10. Term of Agreement and Termination

10.1 This Agreement shall enter into force on 09.03.2012 and shall continue in force until the end of series production of the Neckbrace STX (Street Verison) (expected to be 31.12.2018).

10.2 Both parties have the right to extraordinarily terminate without notice for good cause.

10.3 Wherever the effect of individual provisions of this Agreement is intended to extend beyond the term of this Agreement, such provisions shall to that extent continue to remain in force even after the Agreement has expired or terminated. This shall particularly apply to the provisions contained in Sections 6 (Spare Parts) and 8 (Defects *("Sachmängel")*).

10.4 In the event of termination or other determination of the Agreement all of the property handed over to the Contractor by BMW including all drawings and other documents, devices and tools must be returned to BMW irrespective of whether they have been adapted or processed.

11. Product Liability

11.1 In the event of a product defect Supplier shall indemnify BMW and its affiliates (§ 15 German Stock Corporation Act) from all costs, damages, losses, claims and expenses (including legal expenses) occasioned by or arising from a necessary recall or any third party claim for death, personal injury or property damage resulting from such defect ("Product Liability").

11.2 In case where a third party brings, in relation to the Goods, a Product Liability claim against BMW or its affiliates to court, BMW may, at its discretion, conduct the court prodedures necessary to enforce indemnification in the court within which the principal claim is being or has been litigated. In such a case the laws of the forum state shall govern exclusively the rights and obligations of the parties involved.

11.3 Supplier shall procure and maintain at its sole expenses insurances, which adequately cover the risks arising from the above indemnity. The minimum coverage shall be

For USA and Canada:
The parties agree that neither BMW nor the Contractor will deliver goods to USA and Canada. In this case the Contractor is not obliged to cover the product liability risk for the mentioned country with such an insurance.

For the rest of the world:
5 Mio € per damage event, maximum 20 Mio € for all damage events per calendar year.

The insurance shall be contracted by the Contractor for a period of 15 years beginning with start of series production of the goods.The insurance has to be prolongated every year to ensure the compulsory coverage of the needed 15 years.

On BMW's request, Supplier shall present certificates to verify the above insurances. The existence of such insurances shall not limit Suppliers's liability under any aspect.

12. Final Provisions

12.1 In the event of any conflict, this Agreement shall take precedence over the Annexes.

Unless otherwise provided in this Agreement, the *"BMW Group Terms and Conditions for the Purchase of Accessories, Merchandising and Lifestyle Products, Status 05.05.2011 "* shall apply. The Contractor can inspect the relevant terms and conditions of purchase under the following internet trail: https://b2b.bmw.com/ ⇨ Public Area ⇨ Departments ⇨ Purchasing / direct Materials ⇨ Purchasing Conditions.

12.2 Any amendments and/or additions to this Agreement are required to be in writing. The requirement of writing can only be waived in writing.

12.3 In the event that an individual provision of this Agreement is or becomes legally ineffective, the validity of the remainder of this Agreement shall remain unaffected thereby. The parties are obliged within the scope of that which is reasonable to, in good faith; replace the ineffective provision by a valid provision which has the equivalent economic outcome provided that the content of the Agreement is not thereby materially changed.

12.4 The Contractor may make statements to the public or to administrative agencies in advertising or in other forms of communication and concerning the subject matter of this Agreement only with the prior written consent of BMW unless said statements are required by reason of mandatory legal provisions. Even in that case, the Contractor shall inform BMW in good time before the statement concerned.

12.5 In the event of any dispute in connection with this Agreement the governing law shall be the law of the Federal Republic of Germany and the exclusive place of jurisdiction shall be Munich.

The parties agree that the United Nations Convention on Contracts for the International Sale of Goods ("CISG") of 11th April 1980 shall not apply.

12.6 In the event that BMW or an company affiliated with BMW (§ 15 German Stock Corporation Act *(AktG)*) is sued abroad for damages for personal injury and/or damage to property by a third party because of a product defect, BMW can at its option institute the necessary procedural steps at the foreign place of jurisdiction concerned in order to enforce any claims for indemnity or recourse against the Contractor. In any such case, the law applicable at the place of jurisdiction shall apply exclusively in relation to the rights and duties of the parties.

München, (date) 19.08.12

Bayerische Motoren Werke Aktiengesellschaft
i.V. i.V

[signature] [signature]

Andreas Schuster-Woldan UX-M Marc Pelzl UX-MK

(Name in block capitals) (Name in block capitals)

Cape Town, RSA (date) 1/8/2012

Leatt Corporation

[signature] [signature]

(Signature) (Signature)

Sean Macdonald Chris Leatt

(Name in block capitals) (Name in block capitals)

Annexes

1 Technical Specification, so called 'AFP' Index **c**, dated 20.06.2012

2 Design Change Documentation (Status 12/2010)

Annex 1

BMW Motorrad

Anforderungsprofil:
Neck Brace Street

☒ New ☐ Successor ☐ new color

availability:	01/2013	Market launch:	03/2013
Life-span:	6 Years	Release of production:	08/2012

Index	brief	date	Confirmation UX-VA-2
b	First ed.	07.03.2011	UW
a	Life cycle and forecast corrected	17.04.2012	SK
c	Dates and Milestones corrected	20.06.2012	SK

basics:

- international product liability for all products
-

attachments:

- **technical specification** (please return to UX-VA-2 after control and signing).
- Requirement for labels + and tags see techn. specification .

predecessor: none, similar to Neck Brace system
excellence: well established in the market, manufacturer is well known
failing: only off-road use

Estimate sales figures- the proposal of UX-VA-2 should be written over by **UX-VA-1 in blue color**				
col: black	Size: 3	Planned figures --: 1. yr.400 2.. yr. 300 3. yr. 300 4. yr. 300 5. yr. 200 6. yr. 200		

Product placement	• Neck Brace for road and race use • Form fit and function together with BMW Rider gear • Attracts the safety conscious rider
Product definition	**Successful facts :** • Leatt is the patent owner and market leader in the Neck Brace market • Safety features • Easy handling and adjustement • Long established partnership between BMW and Leatt in research and development of the Neck Brace system •

Translation Sven Kirschning 31.7.2012

	equipment (material, manufacturing, technical function) • The Neck Brace Street ist he same build as the Neck Brace STX • EVA padding in BMW desin • BMW logo on rear • BMW logo on rear scapula wing • 3 Sizes
	Metal pieces, accessories and label
	4 different Spacing pins: 0, 10, 20, 30 mm Shoulder straps Neck adjuster Bmw INSTRUCTION MANUAL Bmw Box with blisterpack

Packaging:	☒ BMW Motorrad CI- cardboard box ☐ rohfarbene Kartonagen Jacke und Hose ☐ BMW Motorrad CI-Kleidersack (nur bei Jacken) ☐ Polybeutel ☐ CI-Banderole ☐ CI Einleger ☒ HangTag for pricing ☒ large self adhesive barcode label, on outer board ☒ small self adhesive barcode label, on HangTag ☒ booklet (with care instructions) ☐ Zertifizierungsheft ☐ Reparaturanleitung ☐ others: paperstrip to seperate boots + wrap in paper

competition	Alpinestars Moveo

Translation Sven Kirschning 31.7.2012

timetable	Date acc. to BMW order trade fare	Planned date
GW1; decision for manufacturer		01/ 2011
First development meeting	Mee-to product	10/ 2011
1. prototype	Bis 15.07. (2 JvM)	01.12.2011
Prototype for price negotiation		30.06.2012
design+ color, confirmation (Status 0)		30.01.2012
Pre production sample for shootings and OTF (delivery, Dingolfing)		10.05.2012
Sizing samples ordered		30.03.2012
Release of size set		Bis 15.07.2012
Release of production/ reference sample GW C		30.07.2012
First artice inspection EMPB		30.08.2012

Technical Spec:
According CE Certification,
All Documents have to be provided for EMPB

	UX-VA-2 Produktmanager	UX-VA-2 Teamleitung	UX-VA-1 Teamleitung	UX-VA-6 Teamleitung	UX-M-1	UX-VA
date:						
signature:						
Signed original AFP is on hand at UX-VA-2						

Translation Sven Kirschning 31.7.2012

Design Change Documentation

Supplier company:	**to UX-ME, Mrs. / Mr.:**
BMW Supplier Number:	
Processor:	
BMW part number:	
Description:	**Doc. Sheet No.:**
Project / vehicle type:	**Date of issue:**

Change description

Technical increase compared with BMW specification sheet:	Yes / No
Reasons:	

Standard values (differential costs)	Currency	Previous Amount	Actual Amount	Difference	**Comment**
Price per part:					
Tool costs:					Please use page 2 to specify the change of tool costs
Development costs:					
Other costs:					

Effect on target date:	
Effect on quality target:	
Effect on inventory:	
Commencement of change:	

Supplier company

date name signature

Acceptance by

Product Management/Development BMW

Realise change: yes / no

Reasons:

BM (requisition note) necessary**: yes / no

if yes: BM-No.:

Project-No.:

Change updated in PLATO: yes / no

date name signature department

Department Pricing (only Motorrad)

Purchasing BMW

in-house: Subject to the presentation of a approbate modification application.
Supplier company: Approval of costs subject to a later subsequent analytic negotiation.

UX-ME

date name signature department

**BM-Number required for change of development costs > 1000€ and/or change of tool costs

BM

Design Change Documentation

Description tool costs changes,
Appendix to change documentation sheet no.:

Type of tool	Tool capacity			Change of tool		New tool
	Endurance	Number	Cavity	Degree of completion (%)	Amount (as per page 1)	Amount (as per page 1)